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September 21, 2018
Exicure, Inc.
8045 Lamon Avenue
Suite 410
Skokie, IL 60077

Re:	Registration on Form S-1 of 5,034,683 Shares of Common Stock, $0.0001 par value per share

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-1 (the “Registration Statement”) being filed on the date hereof by Exicure, Inc., a Delaware corporation (the “Company”), with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the registration under the Securities Act of 5,034,683 shares of the Company’s common stock, par value $0.0001 per share (“Common Stock”), consisting of (i) 4,889,217 shares that were privately issued to certain selling stockholders through a private placement offering completed on August 22, 2018 and (ii) 145,466 shares that were privately issued to certain selling stockholders in connection with certain consulting services on February 1, 2018 (collectively, the “Registrable Shares”). The Registrable Shares may be offered and sold by the selling stockholders referenced in the prospectus, as amended or supplemented from time to time, which is a part of the Registration Statement.

This opinion letter is being delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

We have examined and relied upon copies of the Registration Statement, the Company’s certificate of incorporation, as amended, as in effect on the date hereof, the Company’s amended and restated bylaws, as in effect on the date hereof and the resolutions adopted by the board of directors of the Company relating to the Registration Statement and the Registrable Shares. We have also examined originals, or copies of originals certified to our satisfaction, of such agreements, documents, certificates and statements of the Company and other corporate

Sidley Austin (NY) LLP is a Delaware limited liability partnership doing business as Sidley Austin LLP and practicing in affiliation with other Sidley Austin partnerships.

Exicure, Inc.
September 21, 2018

documents and instruments, and have examined such questions of law, as we have considered relevant and necessary as a basis for this opinion letter. We have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures, the legal capacity of all persons and the conformity with the original documents of any copies thereof submitted to us for examination. As to facts relevant to the opinions expressed herein, we have relied without independent investigation or verification upon, and assumed the accuracy and completeness of, certificates, letters and oral and written statements and representations of public officials and officers and other representatives of the Company.

Based on and subject to the foregoing and the other limitations, qualifications and assumptions set forth herein, we are of the opinion that the Registrable Shares are validly issued, fully paid and non-assessable.

This opinion letter is limited to the General Corporation Law of the State of Delaware. We express no opinion as to the laws, rules or regulations of any other jurisdiction, including, without limitation, the federal laws of the United States of America or any state securities or blue sky laws.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to our Firm included in or made a part of the Registration Statement. In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,
/s/ Sidley Austin LLP